Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q1 2016 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:
SCOTT LAMB, Vice President, Investor Relations, CB&I
PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
MICHAEL S. TAFF, Chief Financial Officer and Executive Vice President, CB&I
5 p.m., Eastern Time
Wednesday, April 20, 2016

Transcript Prepared Exclusively for CB&I by

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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Greetings, and welcome to the CBI first quarter earnings conference call. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Scott Lamb, Vice President, Investor Relations, for CB&I. Thank you. Mr. Lamb, you may begin.
MR. LAMB: Thank you, Holly. Good afternoon, everyone, and welcome to the CBI first quarter earnings call. Thank you for joining us today. This afternoon, you will hear from Phil Asherman, President and Chief Executive Officer; and Mike Taff, Executive VP and Chief Financial Officer. Phil and Mike will offer commentary on the results for the quarter, and then we'll open up the line for your questions.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and our SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.
I'll now turn the call over to Phil.
MR. ASHERMAN: Thank you, Scott. Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the first quarter of 2016. First, welcome to Scott Lamb as our new head of Investor Relations. Many of you know him from his years with Foster Wheeler and more recently Cameron International. Scott is a seasoned IR professional and is a great addition to the team.
I also want to thank Jaime Correal for his tremendous contribution to this role and congratulate him in assuming another important position within our Corporate Strategic Planning group.
Now, first, let me convey our thoughts and prayers to all of our neighbors in the Houston area that have suffered through these past few days of storms and flooding. CB&I has nearly 4,000 employees in the area on projects in technology labs, fabrication plants, warehouses, and offices, and I am relieved to advise you that we have no reports of any significant impact to our employees other than some cases of being unable to get to work.
Secondly, our major projects along the Gulf Coast or any of our operations in the Houston area experienced minimal disruption or damage due to flooding. We are, of course, monitoring the situation but believe the worst is behind us.
Now, as you know, I begin every call with a comment about safety, and we're very proud of maintaining our position as one of the safest companies in the world. We have the lowest lost-time incident rate in the industry. Seventeen of our sites are without a lost-time accident. Twenty-six of our sites have worked over a million man-hours without an industry, and 50 sites have over a quarter-million man-hours without a recordable injury. But as impressive as this record is, we're not infallible. Last month, we experienced three serious incidents at different sites with different circumstances and where different work was being done. What they had in common was that each of the incidents involved fairly routine tasks that ended tragically because of some decision or judgment that resulted in fatalities that should not have happened. Although we have recorded nearly 650 million man-hours without a fatality, this is a tragic reminder that the work we do requires constant vigilance and attention in every project, lab, shop, and office every day around the world.
So a brief comment on our financial performance, which Mike will discuss in a minute. Good news on operating cash flow, which was $142 million or 1.3 times our net income for the quarter, including the cash flows from our unconsolidated equity joint venture projects, which are essentially advanced payments to finance our operational activities. This amount totaled $257 million or 2.4 times our net income for the quarter.

Our consolidated financial performance for the first quarter resulted in income from operations of $188 million, revenue of $2.7 billion, a net income of $107 million or $1.01 per diluted share. Earnings were less than expected due to underperformance in our Fabrication Services group, which was over budget on two unrelated project that completed in the first quarter, and both charges are nonrecurring. The impact on EPS for these projects was approximately 18 cents per diluted share.
Now, year-to-date, we've already improvement in new award bookings early in the second quarter, countering what is a continuing delay in final capital decision in most of our markets. We're not seeing cancellations, but the continuing weakness in commodity prices is delaying commitments. Given the overall market dynamics, we are taking the most conservative position in terms of what we see, what we take in the backlog as a new award. This delay has been felt this quarter in our new awards expectations and more specifically in our previous outlook on Cameron LNG Train 4. Although we have an agreement in principle for the EPC, we felt it was prudent to defer taking this billion-dollar contract into backlog until the owners move closer to the FID. We're taking the same position on Anadarko's Mozambique LNG, which we had expected to book this first half of the year. But having said that, neither project substantially impacts our 2016 outlook for revenue, earnings, or cash flow.
Other new awards for the first quarter include scope increases on an LNG mechanical erection and instrumentation project on Australia, refinery maintenance work in the United States and Canada, crude oil storage in the Middle East and Canada, petrochemical licensing in the Asia Pacific region and China, catalyst awards in the Middle East, environmental remediation work for the U.S. Navy, and a variety of technology and fabrication awards globally.
Now I will briefly discuss highlights from our operating groups from the quarter and provide some perspectives on our outlook. For Engineering and Construction in the U.S., we have a number of large projects currently under construction, including our LNG export terminals for Cameron and Freeport LNG and our petrochemical plants for OxyChem, Shintech, and Axiall-Lotte. We also have three combined cycle power plants currently under construction.
The backlog distribution of our Engineering and Construction business in the U.S. is about 78 percent and concentrated in three end markets I just mentioned. For Engineering and Construction, LNG is nearly 50 percent, petrochemical is 30 percent, with the remainder distributed between power refining and underpinning work. Orpic, the large multibillion-dollar petrochemical project in Oman that we booked last quarter, combined with the anticipated LNG work in East Africa, as well as steel plate structures, pipe fabrication, and technology should increase our international work over the next 2 to 3 years, returning our overall portfolio to a more balanced geographic distribution.
Currently, markets at Asia Pacific, South America, and Canada remain opportunistic, with much substantial activity, while we wait for improved stability in commodity prices. The Clean Fuels Project in Kuwait is over the halfway mark in physical progress, and in Australia, Train 1 at Gorgon LNG is substantially complete, with our mechanical electrical subcontract and piping supply contract for Wheatstone LNG well over half complete as well.
Now, our outlook for E&C, our expected 2016 awards represent approximately 60 percent of our anticipated total for the company for the year. The mix of these awards is comprised of approximately 50 to 60 percent LNG, 20 to 30 percent refining and petrochemical, and the remainder distributed between power, gas processing, refining, and underpinning work.
Turning to Fabrication Services, our ability to insource major components of our large projects combined with a solid reputation in market share for heat exchangers, tanks, and fabricated piping is a critical part of our value proposition to our customers. It also provides strong margin opportunities and steady cash generation for our shareholders. As we continually improve efficiencies, consolidate fabrication capacity, and leverage a fairly stable supply market, we expect to see long-term growth and margin expansion. This first quarter, however, we've seen substantial headwinds from new project deferrals in the steel plate structure business plus, as I mentioned, underperformance on two projects that diluted the earnings of the operating group this quarter, but given the fairly quick book-and-burn attribute of this group, the high win ratios of its units' steel plate structures, fab and manufacturing, and engineering products, and expected margin performance, we see some great opportunities already developing in the second quarter to offset this slow start to the year and achieve the Fabrication Services operating plan.
Now, opportunities for Fabrication Services are concentrated in capital investments in natural gas liquids, petrochemicals, terminals, LNG, and power work in North America and the Middle East, particularly in Saudi Arabia and Kuwait. In other geography such as Western and Eastern Africa and Central and South America, we are pursuing selective opportunities.
Moving to Technology, during the quarter, the catalyst plant where we're partnered with Clariant is progressing as planned, and it's projected to reach mechanical completion in June, with production to start in October. Also, as we previously announced, we broke ground in March on the net power demonstration plant with our partners, Exelon and 8 Rivers Capital, and expect completion early next year with commercial operations scheduled for mid-2017. We're also pursuing a number of initiatives to continue to provide new opportunities for technology licensing, catalysts, and an additional pull-through for broader CB&I offerings.
Prospective petrochemical opportunities continue to be positive. Although the gap between ethane and naphtha crackers has narrowed, the U.S. continues to be the preferred location for ethane crackers, while the Middle East and Asia focus on liquid crackers. Refining markets for Technology are experiencing activity tied to gasoline demand growth, driving demand for alkylate blends, a move towards production of cleaner fuels, and lower crude prices encouraging a surge for oil-related projects and products.
Capital Services. During the quarter, we performed several nuclear outages and completed a number of turnarounds at various locations in North America. The group also continues to collaborate with our other operating groups to enhance the organization's overall competitive positioning. Opportunities for Capital Services remain primarily in North America and concentrated in power and industrial maintenance, environmental and sustainability work, and selective opportunities for federal services.
Importantly, Capital Services is supported by a good track record of performance in the nuclear operations and maintenance market, with good prospects on the fossil and nuclear power maintenance business, emergency relief work opportunities in selective states, and industrial services. Federal government spending trends continue to present challenges for this operating group in the near term.
So, in summary, we're pleased to see the strong operating cash performance, and as we've previously discussed, we have very good visibility into 2016, with over 75 percent of our projected revenue currently in backlog. And we have every expectation that with sustained margins and a strong backlog, we remain confident in our ability to achieve our 2016 guidance of 11.4- to $12.2 billion in revenue and our EPS range for the year of $5 to $5.50.
So, with that, let me turn it over to Mike, who will report the financials for the first quarter. Mike?
MR. TAFF: Thanks, Phil, and good afternoon, everyone. Phil gave you a good headline summary of our solid operating results for the quarter. With earnings per share of $1.01, a significant increase in operating cash flow, sequential quarter reduction in total debt, and a healthy backlog. The results also reflected a decline in SG&A expense and an effective tax rate that is both competitive and sustainable.
I will now walk you through some additional details. First, let me offer a quick housekeeping note before I begin my discussion of our Q1 performance. As you all know, we completed the sale of our nuclear business at the end of 2015, and of course, our financial results for the first quarter of 2016 do not include any operating results from that now-divested business.
You will have noticed that our press release includes tables that show 2015 key metrics on a pro forma basis, excluding the nuclear operations. In my remarks today, I will refer to operating results for 2015. I will, in fact, be referring to those pro forma numbers. We think this is the most meaningful way to evaluate our Q1 2016 performance because it really gives you an apples-to-apples comparison.

Now, with this in mind, let's start with a look at the top line of CB&I. Our Q1 consolidated revenue was $2.7 billion, roughly flat as compared to the year-ago quarter, as a 14 percent increase in E&C revenue was offset by revenue declines in Fabrication Services and our Technology group. Gross margin was 10.8 percent of revenue. The declining gross margin year-over-year is a result of lower revenue volume in the Fabrication Services and Technology groups as well as reduced operating leverage and an overall lower margin mix.
For the quarter, selling and administrative expense was $93 million, or 3.5 percent of revenue, versus $106 million in the year-ago quarter. The improvement in SG&A is due in part to lower incentive compensation cost in the first quarter of 2016.
Operating income was $188 million, or 7 percent of revenue, versus $201 million, or 7.6 percent of revenues during the first quarter of 2015. The decline in operating income dollars and margin reflects the factors I just mentioned.
As I stated previously, diluted earnings per share were $1.01 for the first quarter of 2016, a 5 percent increase from the 96 cents for the year-ago quarter. EPS increased year-over-year despite the lower levels of gross profit due in part to controlling SG&A expense, a slight decline in effective tax rate to 27 percent versus nearly 29 percent in the year-ago quarter, and a modest reduction in the number of fully diluted shares outstanding.
As Phil highlighted previously, new awards for the first quarter of 2016 totaled $1.2 billion, down from the $3 billion for the year-ago quarter.
As you all know, the quarterly pattern of new awards can be lumpy over the course of any given year. Having said that, we continue to have confidence that orders will rebound as the year progresses. Our confidence in that regard is based on the sheer volume and quality of our prospect list.
Now let's review the operating group results for the year, and again, please remember that when I refer to 2015 results, I am citing the pro forma numbers that exclude the nuclear operations. New awards for Engineering and Construction were $323 million for the quarter as compared to $1.2 billion in the year-ago period. E&C revenue for the first quarter was $1.5 billion, up 14 percent as compared to the year-ago quarter, due mainly to increased activity in our LNG export facilities. For the first quarter of 2016, E&C operating income increased 23 percent to $112 million or 7.4 percent of revenues from $91 million or 6.8 percent of revenues for the comparable period in 2015. The improvement in operating income and margin was attributable to higher volume and solid execution.
Our Fabrication Services group generated new awards of $374 million for the first quarter of 2016, down from the year-ago period. Revenues in the first quarter of 2016 came in at $518 million, representing decline versus the year-ago quarter. The decline was due to the wind-down of various storage tank projects. Operating income for Fabrication Services in the first quarter of 2016 totaled $38 million or 7.4 percent of revenue compared to $52 million or 8.2 percent of revenues in the first quarter of 2015. The softer results reflected a lower revenue volume and the unfavorable impact of two project charges totaling $26 million. The charges were partly but not fully offset by savings on various other projects. The important part here is the jobs are now essentially completed, and we would expect Fabrication Services margins to improve in the remaining quarters of the year.
Our Technology group reported new awards for the first quarter of 2016 of $84 million as compared to $77 million in the year-ago period. Revenue for the Technology group in the first quarter of 2016 declined to $65 million as compared to $99 million in the comparable period in 2015. The decline in revenue reflected lower catalyst volume and the timing of new awards. We expect quarterly revenues to improve in this segment over the course of 2016. Operating income for the Technology group in the first quarter of 2016 was $26 million or 41 percent of revenues compared to $48 million or 48 percent of revenue in the year-ago quarter. The decline is due primarily to lower volume, although bear in mind that the year-ago quarter also included a one-time gain of $8 million.

Lastly, our Capital Services group generated new awards of $417 million in the first quarter of 2016, down by $400 million as compared to the year-ago quarter. Revenues for the quarter was relatively unchanged versus a year ago at about $569 million as lower industrial maintenance revenue was offset by higher U.S.-powered maintenance revenue. Operating income for Capital Services in the first quarter of 2016 was $11 million or 2 percent of revenues, a modest improvement as compared to $10 million or 1.9 percent of revenue in the year-ago period.
Now let's turn to the balance sheet, cash flow, and liquidity. Operating cash flow in the first quarter of 2016 amounted to $257 million, which represents a dramatic improvement from the year-ago period. If you do a comparison to the year-ago period on a reported basis, the positive swing in cash flow is $547 million. If you do a comparison on a pro forma basis, excluding the nuclear business from a year ago, the swing is still impressive at $243 million.
Now, I need to pause here to talk about the geography of the cash-flow statement for just a minute. As most of you know, advance payments that come to us in connection with projects executed through unconsolidated equity method joint ventures appear in the statement of cash flows in financing activities. In recent reporting periods, these advanced payments were immaterial; however, this changed in Q1 because of the advanced payment we received on one of our recent large equity method awards. So the $257 million I cited is the sum of the $142 million of operating cash flow and the $115 million of advanced payments for the unconsolidated equity method venture. On a go-forward basis, for the sake of transparency and consistency, we will cite the dollar amount of such advances each quarter whenever they are material. As a reminder-and as we discussed in our recent Investor Day-we expect our operating cash-flow performance in 2016 to be at or above net income.
At quarter end, our cash and cash equivalents balance was $641 million, which represents an increase of almost $300 million compared to the year-ago quarter and $90 million compared to year-end 2015.
Our three-part capital allocation strategy is unchanged, as we return capital to shareholders, continue to make ongoing investments in the business, and steadily reduce our total debt. For the first quarter of 2016, we paid $7 million in common stock dividends. We spent $8 million to repurchase shares, invested $22 million in our CapEx program, and reduced our total debt on a sequential quarterly basis by $120 million or roughly 5 percent.
Finally, I'd like to reaffirm our guidance. We expect revenue in the range of 11.4- to $12.2 billion and diluted earnings shares in the range of $5 to $5.50 per share, with a slight bias towards the midpoint of the range for both revenue and EPS.
As many of you know, it's quite common for CB&I's first quarter results to be the weakest of any given year, and we are likely to see that pattern play out again in 2016. We fully expect earnings to progressively improve as we move through the remaining quarters of the year. With that, I will turn it back over to Phil.
MR. ASHERMAN: Thanks, Mike. Let's open the call for your questions.
TELECONFERENCE OPERATOR: All right. Ladies and gentlemen, if you would like to ask a question, press Star, then 1 on your telephone keypad. Again, Star/1 to queue for a question. Our first question will come from the line of Steven Fisher with UBS.
MR. FISHER (UBS Securities): Thanks.
MR. ASHERMAN: Hi, Steve.
MR. FISHER (UBS Securities): Hi, Phil. Thanks. Good afternoon.
MR. ASHERMAN: Good afternoon.
MR. FISHER (UBS Securities): You know, you guys didn't change your guidance, despite the fabrication issue. So is there something you're planning on for the rest of the year that will offset that 18 cents of fabrication disappointment, or as you said, you're kind of trending towards the midpoint where you're expecting to be at the upper end before?

MR. ASHERMAN: Yeah. As we said, Steve, the charges in fabrication of those two projects are nonrecurring. Both projects are 100 percent. I think if those had occurred in a different quarter in terms of normal offsets, we probably wouldn't even be discussing them much, but certainly, we see the business will be able to offset those with the earnings that we see in front of us and the margin improvement that we see. So we fully believe that our guidance is intact.
MR. FISHER (UBS Securities): And the sluggish bookings in the quarter didn't put you further behind in the plan at all for the year?
MR. ASHERMAN: Well, the real sluggish booking in the quarter was actually Cameron. We thought that we might come in at 2.5 billion-to-3-billion-dollar mark, but primarily, that had to do on two fronts, one, some steel plate structures businesses that looked like they're deferred to the next quarter-and we're already seeing a rebound from that-but the big one was Cameron. And although we had come to an agreement on the EPC contract, there's some current discussions within the owners group that looked like FID was sliding. So we just decided to take a more conservative view on when we might book that EPC contract and wait until we get a heads-up from the owners. So we're confident the job is certainly bankable and we'll go forward, and so there is nothing inherently wrong with the project. It's just going to slide a little further into the year.
MR. TAFF: Yeah. And, Steve, as Phil mentioned in his opening comments, we didn't have anything booked really in our plan for the year related to Cameron other than a booking. So we haven't lost any revenue or cash flow or EPS associated with that project.
MR. FISHER (UBS Securities): Okay. So in terms of bookings for the year, then, I mean, can you just comment on the pace of underpinning? How did that look in the quarter? Is that-are you still thinking about 4- or 5 billion for the year? And then I guess just in aggregate for the whole year, you know, what are you thinking about now, with and without, let's say, Cameron and Mozambique happening or-
MR. ASHERMAN: Yeah. Well, I think, generally, I mean, if Mozambique and Cameron just don't come through this year with EPC, obviously that's about a $3 billion correction in our new award forecast.
Underpinning, I think with the amount of revenue in the kind of work we see is pretty solid at probably 4.5- to $5 billion for the year, and that-and I think that's pretty good.
But we've got a number of other developments. We've got some good petrochemical business in front of us, and we feel pretty confident that even without those two big LNG jobs, we should-we should come up between 10- and $12 billion.
MR. FISHER (UBS Securities): Okay. And then just lastly, so that the key things that still have to happen to hit that 11.4- to 12.2 billion of revenues, I mean, that's just basically you've got to get the other 25 percent of your revenues and backlogs as underpinning, or are there other kinds of awards that are part of that?
MR. ASHERMAN: Yeah. You're absolutely right. I mean, 75 percent in our backlog. That means we've got 25 percent of work that's out there that we need to book and burn. You know, I think the good news is the petrochemical work that we see in front of us, we're well positioned for that, and providing timing is on our side, we see it pretty good with that. But we got revenue on-we got out-visibility on 75 percent of that revenue, so we're pretty-we're confident in that. And remember last year, we had about close to a billion dollars of FX impact on our revenue. So we don't see that necessarily this year, so we've got-we've got a good start on that.
MR. TAFF: Yeah. Steve, if you just kind of do the math on the revenue, which I know you and all you guys will do over the next few days, just kind of for the remaining three quarters-I did that this afternoon-we would need to average about, you know, $3 billion a quarter to hit our midpoint. Last year, we averaged 2.75, and as Phil said, we also averaged between 200- and $250 million almost per quarter of FX. And what we saw this quarter, the FX impact, there was a slight impact of FX, but it was below $50 million or so. So that's a great improvement from the FX standpoint.

MR. ASHERMAN: Yeah. I think the real-the real swing unit in our business is our Fabrication Services. I mean, it's got the right combination of, certainly, volume and margin and a quick book and burn. So I think that's going to be the real-because, you know, the EPC work is solid and good, durable backlog, but as far as our ability to book and burn revenue and earnings in one year, certainly that's going to be important that we make sure that unit is performing where we think it ought to.
MR. FISHER (UBS Securities): Okay. I'll turn it over. Thanks.
MR. ASHERMAN: Thanks, Steve.
TELECONFERENCE OPERATOR: And your next question will come from the line of Andrew Kaplowitz with Citigroup.
MR. ASHERMAN: Andy.
MR. KAPLOWITZ (Citigroup): Good afternoon, guys. How are you doing?
MR. ASHERMAN: Good.
MR. TAFF: Hi, Andy.
MR. KAPLOWITZ (Citigroup): Welcome back, Scott. So just talking about cash, even if we exclude the unconsolidated advances, your cash from operations was 1.3 times your net income in the quarter, and what usually is a pretty seasonally weak quarter-and again, excluding the unconsolidated advances-you really didn't have any bookings in the quarter. So can you talk about-Mike, I know this is for you-why your cash from ops wouldn't be at least 1.3 times net income over the next two quarters? I mean, I know you want to be conservative, but you know I want to push you on it.
MR. TAFF: Well, thanks, Andy, and I always appreciate that. You know, no, I think we've said that before, is that kind of our benchmark is one times, and I think when your benchmark is one times, with the ability to get up, you know, in the 1.5-to-1.8 range in any given year, based on the timing of some payment-certainly that-the payment from Orpic was nice, and actually, about, I think, $25 million of that is sitting in operating cash flow. That was related to the subcontract fees, and the other $115 million was sitting in the finance section of cash flow.
So, yeah, certainly, Andy, we do have that capability, and I tell you what, we were pleased with this quarter. The units did a great job of going out and just doing some of the basic things like timely billing and good collections and managing our payables, and also, we saw a good indication. DSO held pretty steady. Our DPO actually improved for the quarter. So things are going in the right direction from that standpoint.
MR. KAPLOWITZ (Citigroup): Okay. Mike, that's helpful. Phil, maybe I can ask you about fab services. Obviously, you set these two projects in one time. They're finished. But, you know, I feel like over the last couple of years, we've heard about more volatility in this business. Maybe, you know, there tends to be timing issues around underutilization, so these things get magnified a bit, but it does feel like there's more volatility, maybe since you bought Shaw back when, you know, and this business around, you know, this stuff. So maybe you could comment on that and how likely this business is to sort of maintain this 10-to-13-percent margin that you've talked about going forward from here.
MR. ASHERMAN: Yeah. Well, keep in mind that the projects that we are talking about were CB&I's legacy business, and the-which is a business that we rarely have these kind of issues. So I probably would argue a bit about a historical perspective on that. But it was a-I'll tell you exactly what it was. We had one project in the Northeast, which arguably was marginally profitable, but when the project was complete, there was a warranty issue on a very large prefabricated unit. I mean, this is a big unit, and it separates hydrogen from LPG on the refinery fuel gas. But it was a large unit. So the vendor has a responsibility for replacing the unit and fixing it. We have the responsibility for supporting it with engineering and construction sources. So that created that overcharge. So it's nonrecurring. The unit is going to go in. We'll be done; we're out of there.
The second is a tank we built in Australia and just could not tackle the productivity of Australian labor in that particular area, and it just got-so we had a-I think it was a $11 million charge.

So in and of itself, there are things that normally would be offset in a normal quarter, but given this was such a thin quarter, they're quite a bit.
But nothing systemic in the operations. I mean, we've got a thousand contracts in 85 places in the world, and I'd like to say that we're absolutely infallible. But they always concern us. They always-we always look for the solution to make sure it doesn't happen again, but those are the kind of the circumstances. So they're not something which is lingering and ongoing, and we feel pretty confident we can make that up over the course of the year.
But I will say Fabrication Services, generally, I think have a great opportunity. Their as-sold margins are pretty healthy. I think we've got a-we've wrestled the utilization issues down in the piping side of the business. We are going to do some work in consolidation. We've restructured that, and so that as we work into our own internal backlog, the outlook for that is pretty good. So I think that what we've been experiencing is 8 to 9 percent operating margin. You know, Mike and I still are pushing that towards a couple of points, and with the amount of volume we see can go through there, that's like when I told Steve, that's kind of the pivot, pivot group, if you will, or the swing group that's going to really determine whether we can hit our targets or not this year.
MR. KAPLOWITZ (Citigroup): Got it. Phil, maybe I could just ask you about the sensitive topic of safety for a second, you know, two big incidents after a long period of good performance. I know, you know, it doesn't make you guys feel good. What are the lessons learned from these issues, and are there any changes you're making going forward?
MR. ASHERMAN: Well, you know, it is-it is tragic, and I just-we needed to tell you that because I always-I always talk about safety and our pride in our safety performance. It was-it's difficult to explain because it's different parts of the world, different parts of-different businesses. I guess what was common, which I mentioned, is they are routine tasks which became dangerous. You know, the judgment around and situational awareness is what we describe it, you know, just failed, the individuals, on those projects, and it had tragic consequences. So we had a corporate safety stand-down. We've communicated with every one of our employees. You know, this is probably the most important thing in our business, to keep our people safe.
So I think people have confidence in our safety record. Certainly, the owners do. It was just a tragic series of events that certainly is unprecedented in our company, but it happened. So we have-certainly, all of the improvements are around the root causes of those incidents, but it just-it's like a kick in the stomach to us, as you can imagine. But we've addressed it. We've shared this with other people in our space and owners so they can learn from it, and that's what we do in this business because everybody has got the same interest. But thank you for asking that question.
MR. KAPLOWITZ (Citigroup): Okay. Thanks, Phil.
MR. ASHERMAN: All right.
TELECONFERENCE OPERATOR: And your next question will come from the line of John Rogers, then, with D.A. Davidson.
MR. ROGERS (D.A. Davidson): Hi. Good afternoon. Can you hear me?
MR. ASHERMAN: We can, John, even though you're in California.
MR. ROGERS (D.A. Davidson): [Laughs.] I'm just wondering. Phil, as Cameron and Mozambique, you know, seems at more risk of delay, do you start to pivot some of your people to think about other opportunities, especially out into 17- and $18 million you've got to be working on winning now?
MR. ASHERMAN: Yeah. You know, we've got a number of development LNGs, that we certainly have teams working on that. There are teams that are absolutely dedicated to Train 4, on Cameron, doing the preliminary work, as we have Anadarko-Mozambique. Those activities are funded. They are progressing, the preliminary work. I just think it's important just to be prudent in terms of all of the internal decisions that have to be made by very complicated owners groups and off-take agreements and so forth and just make sure that we don't get ahead of any of that when we actually book work into our backlog because we have always taken a very conservative view on that. And we require a lot of documentation and diligence before we take a large job into backlog. So I think just from the general environment today, where we're seeing a lot of delay in commitments, we just-we just think we are going to be a little prudent. There's nothing structurally wrong with the jobs or inherently wrong with the jobs. We're continuing our work. It's all funded. But we see this around the world that things are just slowing in some areas fairly significantly in terms of delays, in terms of commitments and financial commitments. So we just want to talk about that a little bit.
MR. TAFF: And, John, I'd point out-I'd point out, too, that-you know, also I'd just highlight there's a number of other areas, you know, that we've got great possibilities in, and we're certainly tracking. You look at petrochemical. We see two or three large multibillion-dollar jobs coming to market in North America this year that we think we're well suited for, several-I'd say three to four-of the jobs we've talked about in the past on the power side that are there. And we've also got a number of opportunities related to refinery, both in the U.S. as well as the Middle East and Russia. So it's not just, you know, we've only got folks working on some of the big elephants in LNG. We've got our critical assets deployed in all of the different end markets that we see that would contribute to our booking base for the year.
MR. ASHERMAN: John, I think one-and you know this as well as anybody. I think if you look at just how we're layered, you know, remember since the end of 2013 through the end of 2015, we booked over $41 billion worth of new work-$41 billion-and a lot of that had to do with long, durable backlog, much of which goes out to 2019 and below. Then you've got another layer of petrochemical work, which cycle times vary between 2, 3, and 4 years, which also contributed to that. Beyond that, you have quick book-and-burn characteristics of all our fabrication work and all of our underpinning work. So when you look at all of that, just how work flows through our group, we feel pretty confident that with even some delays on some of these headline projects, we certainly are well positioned to add and still continue to return the earnings and the cash flows.
MR. ROGERS (D.A. Davidson): Okay. Thank you for that, and if I could just-one follow-up. What are you expecting in terms of an investment in net power this year?
MR. ASHERMAN: Most of our investment I think was $43 million with the CapEx investment. I think most of that will actually come next year as we get closer to getting into operations. So I think relative to the internal returns, internal rate of returns that we anticipate, it will be-I think it will turn out to be a good investment. So that job is going along just fine, and we'll keep reporting on it because we're pretty excited about what that's going to do for us.
MR. TAFF: Yeah. John, what I talked about at Analyst Day was that we expected a kind of total CapEx-and that's kind of traditional CapEx-as well as our investment in NET Power and Clariant to be in that 140-to-150 range, and you saw that being about $22 million this quarter, with $11 million of that showing up in cash flow under the CapEx line, and then there's another 10-, $11 million in other related to Clariant this quarter.
MR. ROGERS (D.A. Davidson): Okay. I just wanted to understand how much that was impacting cash flow this year.
MR. ASHERMAN: No, not-not that much.
MR. ROGERS (D.A. Davidson): Okay, great. Thank you very much.
MR. ASHERMAN: All right, John. Thanks.
TELECONFERENCE OPERATOR: And your next question will come from the line of Michael Dudas with Sterne Agee.
MR. ASHERMAN: Michael, I thought you were already on.
MR. DUDAS (Sterne Agee): Yeah, party on. It's a party here on Wall Street. Thanks, Phil, and welcome-welcome back, Scott. The-
MR. LAMB: Great to be here.

MR. DUDAS (Sterne Agee): Absolutely. And the first question is on Mozambique. Certainly, the caution is probably guided. Your thoughts on-is there anything different that's maybe causing things to push to the right than you would have thought maybe 2, 3 months ago? And how do you think Exxon's potential involvement in that gas play could impact? I don't know if it impacts your Anadarko, but maybe for the whole investment thesis for that play.
MR. ASHERMAN: Yeah. Well, getting to the first question, I think there's really nothing different. It's just taking longer to get the number of commitments and the agreements from the government and the off-take buyers to reach agreement on the terms that they want. So it's just-Anadarko is working those. We've seen no slowdown, and our preliminary work is funded. So we just-it's just the caution that's taking longer than what everybody expected, which is, you know, we've seen this before on these very large LNG developments. So that hasn't necessarily changed.
And your second question was?
MR. DUDAS (Sterne Agee): Exxon.
MR. ASHERMAN: Exxon. Well, I think it's great. I think for Exxon to come in at this point when everyone is feeling a little bit nervous about LNG developments is a pretty-pretty good endorsement for that, for that project, and the quality of those assets.
From our perspective, you know, we have a long-term relationship with Exxon, as does Chiyoda. I think we served them well on the Papua New Guinea plant, which arguably is probably one of the better LNG developments that have been done in the last decade. So we would hope that as that work develops, we would be well positioned to participate. But first, our first obligation is to the work at hand, and that's with Anadarko. So we are focused on that and committed to that, and we'll just have to see how that other work develops.
MR. TAFF: Yeah. And, Phil, wouldn't you say it's fair to say that, you know, from our daily involvement with Anadarko, we've seen no-no change in their commitment-
MR. ASHERMAN: Absolutely not.
MR. TAFF: -to this project.
MR. ASHERMAN: That's a good point. Absolutely not.
MR. DUDAS (Sterne Agee): I appreciate the answer. And for Mike, just-I think you might have mentioned in one of the-in your prepared remarks for a question that the Orpic payment in first quarter?
MR. TAFF: It did. It did.
MR. DUDAS (Sterne Agee): Okay, terrific. And are there any other milestones or any ones that are visible in the horizon that you can highlight here, maybe for the next one or two quarters?
MR. TAFF: Actually, over the next quarter or so, it's-mainly, it's going to be, you know, just good blocking and tackling. I mean, obviously, there's going to be milestone payments we get, you know, on some of the large-large projects that are ramping up, such as the Cameron and Freeport and others, but we do see some large bookings in the back half of the year that could have that, especially, say on the power side and as well as petrochemical side. So I think we are very pleased at kind of the start of the year, and hopefully, we feel this bodes well to a very strong cash-flow year for the company that allows us to focus on our capital allocation plan of returning capital to our shareholders, investing in the business, and reducing our debt.
MR. DUDAS (Sterne Agee): And will that capital allocation be more opportunistic as the year goes through, since I know you've got to probably catch up on some of the CapEx that you see in the next few quarters? It could be more just how the cash flows turn and how it plays through to retired debt and buy back stock this year?
MR. TAFF: I think that makes sense.
MR. DUDAS (Sterne Agee): Terrific. Thanks, gentlemen.
MR. ASHERMAN: Thanks, Mike.

TELECONFERENCE OPERATOR: Your next question will come from the line of Jamie Cook with Credit Suisse.
MS. COOK (Credit Suisse): Hi. Good evening.
MR. ASHERMAN: Hello, Jamie.
MR. TAFF: Good evening, Jamie.
MS. COOK (Credit Suisse): A couple questions. One, Mike, back to the cash-flow question, you know, obviously the cash flow in the first quarter was good any-any way you look at it, but how comfortable are you with your ability to hit the longer-term target of 1.5 times debt to EBITDA over the next sort of 12 to 18 months? You know, while the first quarter was good, it sounds like there's some, you know, delay. You talked about delays in projects where you're probably counting on advanced payments. So does that have-I mean, are you less confident in that target?
My second question, you know, on the Technology side, I appreciate, you know, the one-time things you pointed out, but the-you know, most people view that as a-more of a recurring earnings base, and the declines of revenue and profit were fairly dramatic. So can you talk about-I know you expect things to improve sequentially. How much did you recapture? Do you expect to recapture in the second quarter? And just how do we think about the cadence of-of earnings there, just because that's viewed as a leading indicator for new wins, new EPC wins?
And then I guess my last question is on SG&A. It was a little lighter in the first quarter. I know you talked about stock comp, but have your expectations for SG&A for the year changed? Is it now lower, you know, versus where when you guided at the Analyst Day? Thanks.
MR. TAFF: Okay. So I'll take the first one and then let Phil talk about Technology revenue. But, no, from getting our debt down to that 1.5 metric that we talked about at Investor Day, no, it hasn't changed from that. I mean, I think it's-we set that as a long-term target of 12 to 18 months. So I still think as we get into '17 and towards the middle or into '17, that's certainly still very attainable. We made good improvement this quarter.
Some of the advanced payments you referred to, we weren't expecting those until 2017, and so whether that slips a month or two or three, not going to change that as we get into the end of the year on that. So, again, we were very pleased at almost $550 million improvement year-over-year on a quarterly basis. That certainly heads in the right direction and all-and as we expected with that divestiture that we made it to the end of the year.
As it relates to the Technology revenue, I'll let Phil talk about the business, but, you know, when you look at that as a whole, we certainly expect that business to get back to near or above where they were on an annualized basis for 2015 and '16. So we do see some ramping of that business, you know, as we get towards the end of the year as it relates to catalyst sales and as well as new technology.
And, Phil, do you want to just comment on business?
MR. ASHERMAN: Well, I think that's-yeah. I think if you look at just the overall health check of the business, certainly new awards were less than we expected. I think we probably got about 85 percent or 90 percent of the new awards that we expected, but the slowdown in China is certainly meaningful. Historically, licensing awards for that group has been about 20 percent-26 percent of the total, and that's-that's been down certainly, and we've talked about it. That certainly is one group which does have a direct correlation to the pressure on oil prices.
But still, we are starting to see that trend reverse itself. But the interesting thing about that business, certainly we watch new awards because that has a direct slowdown on licensing, right to the bottom line. But we also have catalyst sales where we've had some improvement in prior quarters and certainly looking out where our projection for just our operating income is pretty close to what we originally planned. So if we can get our licensing activity back up to where it should be, we should see some pretty good results from the whole group.
Our revenues-I mean, our backlog in that group is close to a billion dollars, which is pretty strong for a technology group of that type. So we're pretty encouraged by it.

I think that there are some great developments in refining, potentially around alkylation, and our patents in our alkylation technology is doing very well outside the company. Even though ethane crackers is strong in the U.S., we also have some naphtha technology where we're looking at the liquids development in the Middle East and elsewhere that we have a play.
So I think our outlook is confident and positive. I don't think this will be a long-term issue with technology, but we expect to see them contribute at their normal pace and certainly their margins at-I think around 40 percent gross margins will continue. So it's still a good earner for us, Jamie.
MS. COOK (Credit Suisse): Okay.
MR. TAFF: And then, Jamie, your question on SG&A-
MS. COOK (Credit Suisse): Yeah. And on tax. Sorry if I missed that too. What's just the new tax number on SG&A?
MR. TAFF: Okay. So, SG&A, I would expect that $50 million improvement that we saw in the first quarter to carry over towards the end of the year. So I'd say what we're expecting for the year is probably about $50 million less. So you should see SG&A-as I spoke at Analyst Day, I said, you know, it's going to be a little higher than you saw last year, when last year we were at 3.0. So I think it will be in that 3.2, 3.3 range for the year.
And our tax rate for the year is unchanged. As I said, Analyst Day, I expect that to be around 28 percent. So I think it will be kind of at 27, 28 percent for the year.
MS. COOK (Credit Suisse): Okay. All right, thanks. I'll get back in queue.
MR. TAFF: Thanks.
TELECONFERENCE OPERATOR: And your next question will come from the line of Jeff Volshteyn with JPMorgan.
MR. ASHERMAN: Hello, Jeff.
MR. VOLSHTEYN (JPMorgan): Good afternoon. Hello. Thanks for taking my question. I wanted to follow up on some of the ongoing projects. Phil, you gave some commentary on a couple of them, but if you could expand on how are they performing against your expectations, particularly Freeport, Cameron, Trains No. 1 through 3, and the cracker projects?
MR. ASHERMAN: Sure. I think, again, although we focused some on the fabrication jobs, in their entirety they're fairly-they're much smaller in terms of how they move the needle, as you could imagine, but certainly important. So it's always important to remember, as you readily point out, that we're kind of an 80/20 company, where 20 percent of our backlog drives about 80 percent of our profitability, so obviously how these jobs are performing, particularly Freeport and Cameron, are absolutely critical. They're progressing well. We're right on plan for the completion dates. I think it's no secret we're looking at the-about the first, second quarter of '19 for Freeport. It is performing well against all of its margin expectations, as well as cash flows, as well as Cameron. Cameron is a bit behind, not of their schedule, but certainly behind Freeport, and again, it's forecasted to complete as planned.
So we're really looking at kind of almost getting close to the halfway point on these two projects, and the important thing is that, you know, we are in-the revenue streams will kind of plateau at some fairly high levels and, again, out through about '18, and then we'll start to see tail-off for the last year. So these next couple of years are going to be very important in terms of our overall performance and the production of revenue and profits from those jobs, but they're both tracking very well.
Our three-I think it was three, three petrochemical jobs. OxyChem is the farthest advanced, and again they are-OxyChem is pretty close to being complete, and again, the performance on that has been very good. Remember, on that job, we provided technology as well as the EPC, as well as all the tanks and the tankage on that job. So that's been a very good example of how we layer in profitability on the job, and we're very pleased with how that's-and as well as the owners, very pleased on how that job has progressed and will finish up.

When you look at Shintech and Axiall-Lotte-and I apologize because I always mispronounce Lotte-that job again is just getting started, as is Shintech. They are in the single digit in terms of progress so far. So it's a little bit early to report, but certainly, there is nothing early on that would alarm us as far as their progress or their performance. So I'd have to say all in all on the 20 percent of the projects that are contributing 80 percent of our earnings, we've good things to say about virtually all of them.
MR. VOLSHTEYN (JPMorgan): Very helpful. And then just following up, on Ingleside, is it completely done, or is there a tail of some percentage of revenue?
MR. ASHERMAN: No, I think Ingleside is completed. Yeah.
MR. VOLSHTEYN (JPMorgan): Okay. A couple more housekeeping questions, if I may?
MR. ASHERMAN: Sure.
MR. VOLSHTEYN (JPMorgan): The decline in backlog, is it all burn, or were there some reductions in scope or cancellations?
MR. TAFF: It was all burn. It was just simply kind of doing the math between, you know, sales versus bookings, and then you had a little bit of FX impact. But there were no significant scope reductions.
MR. VOLSHTEYN (JPMorgan): And the last question, are there any one-time comps in-one-time items in 2015 that will make comps difficult in 2016 in the remaining quarters?
MR. ASHERMAN: So one-time events are you saying?
MR. VOLSHTEYN (JPMorgan): Correct.
MR. TAFF: Yeah. Not-
MR. VOLSHTEYN (JPMorgan): Excluding nuclear.
MR. TAFF: Yeah. No, not significant. You know, I think, you know, as I pointed out in the first quarter, we did have the one good guy in '15 related to that, $8 million one-time gain, but outside of that, there's nothing significant in the remaining quarters that I recall from a comp standpoint.
MR. VOLSHTEYN (JPMorgan): Great. Thank you very much.
MR. ASHERMAN: Thank you.
MR. TAFF: Thank you.
TELECONFERENCE OPERATOR: Your next question will come from the line of Andy Wittman with Robert W. Baird.
MR. ASHERMAN: Hello, Andy.
MR. WITTMANN (Robert W. Baird & Co.): Hey. So other-others have talked about some of the customers asking the contractors to slow down the pacing of the work. I was just wondering with the revenue trends that we saw in the quarter if you're seeing any of that from your customer base.
MR. ASHERMAN: No. I mean, there certainly is some customer influence generally on primarily reimbursable work, and we don't have much of that. But the pace of the projects on fixed-price work is pretty much determined by the contract and our obligation and us. So it would be unusual for the customer to try to slow those projects down.
Plus, when you look at all those LNG jobs, I mean, they have take-or-pay contracts and they've got-the schedule is absolutely critical as well as the petrochemical and other work we're doing. So we are seeing-I'm going to say, in my closing remarks, some commentary around how we do see that impact because I think, generally, we see this-generally, even though not correlated directly with gas-oil and gas prices, generally there is a lot of pressure from many IOCs and NOCs as far as margins and the commitments in projects.
So I would have to say if there's customer impact in today's environment, it has to do with just, again, a delay in making financial commitments, and we've seen that. However, we haven't seen any cancellations in current backlog or in prospective work, so that's good. It just seems to be pushing out a little further.

MR. TAFF: Yeah. And, Andy, as Phil said, in a fixed-price environment where, you know, 70-you know, virtually 70 percent of that, that's our backlog, they really kind of don't have that option because, as Phil said, they've got deadlines. We've got deadlines in the contract. So we would have to renegotiate those contracts if they slowed us down on anything.
MR. WITTMANN (Robert W. Baird & Co.): Customers have talked a little bit about, you know, obviously revisiting the capital budgets as part of the delays. What are you seeing in terms of the competitive environment on price and risk terms? Are those changing with the softening environment, slowing environment?
MR. ASHERMAN: Sure. Yeah, I think-I think it is. I mean, it's going to be-especially this year and while there's instability in the oil and gas prices, companies like ours are going to have to be very careful and very selective in terms of where they're working and what kind of terms they're willing to accept. And it's not just a fixed price versus reimbursable because reimbursable is subject to margin compression, and fixed price is a very competitive environment out there as well. So I think all companies in our industry-and as well as other supplies. I mean, it affects us just like it affects GE. So all the suppliers are feeling this pressure and are being very careful I think in terms of what they commit to going forward.
MR. WITTMANN (Robert W. Baird & Co.): That's helpful. Then I guess one more question here on Reficar. You haven't had a chance to address this one publicly, and I think it's probably worth checking, checking in on. There's obviously a lawsuit pending. I don't know if it's been filed yet. I guess it-I think it has. It's claiming-
MR. ASHERMAN: Yeah.
MR. WITTMANN (Robert W. Baird & Co.): -billions of overruns on a reimbursable contract for you guys. Could you just talk about the basis for that, how that could get resolved or what courts it would be resolved in and what the cash-what the cash impact is? In other words, how much cash do they owe you as of today?
MR. ASHERMAN: Yeah. Well, we talked about that. We didn't-we didn't put it in our commentary because, quite honestly, it's not a lawsuit. It's a remedy in the contract which calls for the parties to pursue arbitration for any disputes. The claims that they have against us, we don't see they have any merit, but we now do have some disputes against them because they have, since our last earnings call, withheld some receivables and some money of ours that we certainly will work to get back. So this is going to be kind of long term. I think the-it has toned down a little bit, and we've got some discussions. So we don't see any real impact on us. You know, we're just-we'll just see how that goes, so-but it's not a lawsuit, and I think we'll just let-it's primarily some of the lawyers and the counsel will have to deal with it, but we don't have any impact built into our plan.
MR. WITTMANN (Robert W. Baird & Co.): Is that settled? Is that settled in the jurisdiction that is-
MR. ASHERMAN: It will be settled in U.S. courts, in U.S. jurisdictions. It's international rules, arbitration rules, international rules, so it will be a panel. And, you know, it's a reimbursable contract. It's quite transparent, and I think all the payments that have been made have been audited throughout the project, and there's been no disputes before then. And I think the important thing is that the plan itself is operating very well, probably above expectations of where they thought it would be at this point, so that's good. We are very happy about that.
But, you know, I think I said in my last-in the last call that I think that, too, is fairly symptomatic of big IOCs and NOCs trying to rationalize their capital plans, and in this case, the plan is already built, so the economics have changed with these low oil prices. But I can't do anything about that. But I think we gave them a good plant, and I think they know it too. So we're going to work through this issue, and if anything, remember the arbitration has some confidentiality aspects to it. So I can't really report on that, per se, but should anything material come out of that, of course, we will certainly make our investors aware of it.

MR. WITTMANN (Robert W. Baird & Co.): Thanks.
MR. ASHERMAN: Okay.
TELECONFERENCE OPERATOR: And we do have time for one final question. Your final question will come from the line of Jerry Revich with Goldman Sachs.
MR. ASHERMAN: Hey, Jerry.
MR. REVICH (Goldman Sachs): Hi. Good afternoon.
MR. TAFF: Hi, Jerry.
MR. REVICH (Goldman Sachs): I'm wondering if you folks can talk about what the outlook is for your natural gas power business. What's the cadence of new inquiries that you're seeing today versus 6 to 12 months ago, and where do you think we are in the cycle? And also, can you comment on the competitive environment? Has that improved at all? It looks like there have been a couple of cost overruns for folks, and I'm wondering what the competitive landscape is like today versus 6 to 12 months ago as well.
MR. ASHERMAN: I don't think we see a lot of change in that market. I think when we first went down that path, we talked about the opportunity set out there. We looked at-I don't know-something like 70 plants that were being thought about with various owners around the country, and this is all the U.S. market that we are addressing. Right now, we're-we've got three under construction. They're all going pretty well. These are all fixed-price jobs. They're very schedule-sensitive to these projects, so we're working on those. We probably see maybe a potential of three this year, we would hope.
MR. TAFF: Yeah.
MR. ASHERMAN: So that's kind of the pace that we see these on.
You know, it varies in terms of owners and how they view on their role in buying major equipment or what they want to pursue in terms of equipment and changes in schedule, so they all vary, but they all tend to be around, I'd say, 5- to $700 million. And so we think we might be successful in certainly two or three new awards this year.
MR. TAFF: Yeah. And, Jerry, I think we will remain very positive, and I think when you talk to the owners and you look at just baseload capacity, the coal fleet continues to diminish. As we all know, not long ago, coal accounted for over 40 percent of our baseload capacity in the U.S. Today, that number is probably closer to 30 percent, and all projections have it going to 20 percent over the next 5 years. So that baseload has to get replaced with something, and I think the common belief is majority of that replacement is going to come from natural gas, with the balance coming from alternative sources. And also, we do still feel this is going to be a nice market for us over the next 5 years or so.
MR. ASHERMAN: As far as the competition, it's pretty much the same subset we talked about. Owners are looking for companies that have experience in certain types of plants and certain capacities and certain experience with various types of equipment. So that tends to break down to-with us and Fluor and Zachry and Kiewit and-
MR. TAFF: That's about it.
MR. ASHERMAN: That's about it. So it's a reasonable, competitive slate of companies, so-we like the business. We think we can do it well, and it's certainly something we're going to pay a lot of attention to going forward.
MR. REVICH (Goldman Sachs): Okay. Thank you. And last question. Phil, you mentioned there was a lot of work to do on Mozambique LNG before an FID could be reached. Has that timeline shifted at all, or have your plans moved around at all?
MR. ASHERMAN: No. Our preliminary work is funded for the time up until FID and then beyond, and all that really means is there's a tremendous amount of planning and scoping and working with equipment vendors, suppliers. It's just the important thing about the EPC contract to us, it allows us then to get into the next phase, which is firming up those commitments. So then we can sharpen prices. We can get-you know, we can get some commitments and just get real progress going. Right now, it's all preliminary work. So that can go on much further, and we'll be fine with that because everything is meaningful to the job. So we are doing things that are making the job move forward. It's just until we can get to some of the real important commitments, we'll be working preliminary work and closer with Anadarko. So that's not a concern, but we certainly would like to see the project get moving forward. And it's going to be an exciting part of the world to develop over the next several years.
MR. TAFF: Yeah, Jerry. I mean, if you just look at some of the things that Anadarko is working on, they're making good progress, but it's groundbreaking work till you think about negotiating all the tax codes over there. In Mozambique, they just don't have the level of detail, obviously, that we have there, so that's new. They're inventing new tax code there. They've also publicly stated that they've got heads of agreement, which are basically agreements in place, for over 80 percent of the off-take. So they're basically taking those heads of agreement, as we speak today, and converting those into firm contracts. Those are the two really important tasks that Anadarko needs to get done this year. We think they're on schedule to get those complete by the end of the year, and then, as Phil said, after that's complete, we'll finalize our EPC contract with them. But whether that happens in November, December, January, or February, it really doesn't change the economics of the job for us. It just may change whether we have a booking in Q4 of Q1.
MR. ASHERMAN: Once the job gets started, Jerry, we're going to be taking names for an analyst trip over to East Africa, so I'm sure we can count on you, right?
MR. REVICH (Goldman Sachs): [Laughs.] I'll let Jamie take that one.
MR. ASHERMAN: Okay.
MR. REVICH (Goldman Sachs): Thank you, guys. I appreciate it.
MR. ASHERMAN: All right.
MR. TAFF: All right. Take care.
TELECONFERENCE OPERATOR: Thank you. I will now turn the call back over to Mr. Asherman for closing remarks.
MR. ASHERMAN: Thank you. I do have a couple of brief remarks, but, you know, as we've been quick to point out in previous calls, very little of our new work has been correlated to the downward pressure on crude prices. And while that still may be technically accurate from a unit operation standpoint relative to that capital investment, the continuing instability in the industry is absolutely impacting the timing of financing and commitment decisions.
Now, long term, we see great opportunity driven by demand in our primary end markets, and we're confident in our position to capture much of that work. But quite honestly, this looks like another year of difficult navigations for companies in our space who want to book quality backlog while working in an environment of margin pressure and delayed commitments. And this is a global phenomenon, but we're confident that our integrated business model which provides diversified earnings potential, our durable backlog which is predominantly at the start of the curve-not at the end-our selectivity of projects that meet our filters for cash flow margin and risk, and truly to focus on things we do better than anyone will not only sustain us this year but will continue to improve our ability to return value to our shareholders.
So thank you for your time and interest today. This concludes our call.
TELECONFERENCE OPERATOR: Thank you for participating on today's conference call. You may now disconnect.